Exhibit 99.3

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

ACS Amends Chairman’s Employment and Voting Agreement

DALLAS, TEXAS: December 10, 2007 – Affiliated Computer Services, Inc., (NYSE: ACS) today announced that the Board of Directors has requested, and Mr. Darwin Deason, Chairman of the Board, has agreed to amend Mr. Deason’s Employment Agreement to remove Mr. Deason’s exclusive governance rights, including his rights to appoint certain officers and recommend directors for election to, or removal from the Board of Directors.

In connection with the Board’s evaluation of the company’s share repurchase program, Mr. Deason also agreed to amend his Voting Agreement to cap his vote with respect to his currently outstanding shares at 45%. In accordance with the existing terms of the Voting Agreement, any shares purchased by Mr. Deason in the future will not be subject to the Voting Agreement.

Mr. Frank Varasano, the company’s lead independent director, said, “The directors are very pleased that Mr. Deason has agreed to expeditiously implement these amendments on behalf of the company and its shareholders.”

ACS, a FORTUNE 500 company with more than 62,000 people supporting client operations in more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” Visit ACS on the Internet at http://www.acs-inc.com.